Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011 and March 29, 2011 as to Note 21, relating to the financial statements and financial statement schedule of Verisk Analytics Inc. (the “Company”), and our report dated February 28, 2011 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K dated March 29, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 29, 2011